Exhibit 99.5

CONSENT OF PERSON NAMED TO BECOME DIRECTOR

Greenfire Resources Ltd. is filing a Registration Statement on Form F-4 (the “Registration Statement”) with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”). In connection therewith, I hereby consent, pursuant to Rule 438 under the Securities Act, to being named and described as a person to become a member of the board of directors of Greenfire Resources Ltd. in the Registration Statement and any amendments or supplements thereto. I also consent to the filing or attachment of this consent as an exhibit to such Registration Statement and any amendments or supplements thereto.

In witness whereof, this consent is signed and dated as of the 21st day of April, 2023.

By:	/s/ Julian McIntyre
Name:	Julian McIntyre